                                                                    EXHIBIT 99.1

         Patriot American and Wyndham International Discuss Asset Sales

Dallas -- December 16, 1998 -- Patriot American Hospitality, Inc. whose shares (NYSE:PAH - news) are paired and trade with those of its operating company, Wyndham International, Inc. (together, the "Companies"), today announced additional progress toward its asset sale program and provided an update related to negotiations regarding the forward equity contracts and accounting developments affecting fourth quarter 1998 earnings.

Sale of Certain Hotel Assets

As part of its ongoing strategy to sell matured assets that cannot be converted to one of its proprietary brands, Patriot has entered into agreements with Paine Webber Real Estate Securities Inc. which provide for the previously announced sale to PaineWebber of seven hotels. The base price of the sale is approximately $163 million which is expected to result in a capital gain of approximately $73 million. Patriot American expects to offer additional non-core assets for sale as is strategic and appropriate for the Companies.

In connection with the sale of seven hotel assets, Patriot American has entered into separate agreements with PaineWebber which extend the maturity of certain December 1998 indebtedness to April 15, 1999, if the sale closes. If the sale does not close, the indebtedness matures shortly following termination of the Hotel Sale Contract.

The anticipated closing date for the sale of the seven hotels is January 15, 1999, and the sale will be consummated in exchange for reducing debt held by Paine Webber. Closing of the sale is subject to satisfaction of certain conditions and termination rights, and there can be no assurances that the sale ultimately will be consummated.

Forward Equity Contracts

The Companies are parties to three forward equity transactions, as previously announced. To date, the counterparty to one of the forward transactions, UBS AG, London Branch has sold an aggregate of 754,425 of the 3,250,000 paired shares UBS owned. UBS also holds an additional 4,164,424 paired shares as collateral under its forward contract. The counterparties to the other two forward equity transactions are PaineWebber Financial Products, Inc. and NationsBanc Mortgage Capital Corporation. As previously announced, all three of the counterparties to the forward equity transactions are currently entitled, under the terms of the respective forward contracts, to require settlement of their transactions.

The Companies are currently in discussions with the counterparties regarding possible standstill agreements with respect to the paired shares held by them. However, no assurance can be given as to whether or on what terms the parties will enter into any such agreements.

Earlier today, the Companies announced they had entered into a letter of intent with a group of investors to make a $1 billion equity investment in the Companies. The letter of intent contemplates that proceeds of the equity infusion will be applied toward the cash settlement of the forward equity contracts, as well as to the repayment of debt.

Accounting Developments

The Companies have reviewed the characterization and recognition in the fourth quarter of 1998 of approximately $16 million of income relating to the cancellation of certain rights, as previously announced. Based on discussions with the Companies' independent auditors, Patriot American has concluded that this amount will not be recognized as income during the fourth quarter. As disclosed in a November 27, 1998 press release updating operations, the Companies' current estimate of funds from operations for the three months ended December 31, 1998, excludes this amount.

About Patriot American Hospitality, Inc. and Wyndham International, Inc.

Based in Dallas, Patriot American Hospitality, Inc. (NYSE:PAH - news) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio comprised of 487 owned, managed, leased or franchised hotels and resorts with more than 105,000 rooms. Its paired operating company, Wyndham International, Inc., comprised of the Grand Bay Hotels & Resorts Division, the Wyndham Hotel Group, the All-Suites Division and PAH Management Services, leases, manages and franchises primarily upscale and luxury hotel and resort properties represented by its proprietary brands and provides management services for third-party owned hotels and resorts.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Companies' actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include competition for guests from other hotels, dependence upon business and commercial travelers and tourism, the seasonality of the hotel industry, the availability of equity or debt financing at terms and conditions favorable to the Companies, and other factors detailed in the Companies' Quarterly Report on Form 10-Q dated September 30, 1998 (File No. 001-09319), Current Report on Form 8-K dated November 9, 1998, Registration Statement on Form S-3 (File No. 333-58705) and Registration Statement on Form S-3 (File No. 333-65339) and the Companies' other filings with the Securities and Exchange Commission.